Exhibit 99.1

Limestone Bancorp, Inc. Shareholders Approve Agreement and Plan of Merger with Peoples Bancorp Inc.

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 23, 2023--Limestone Bancorp, Inc. (NASDAQ: LMST) (“Limestone”), parent company of Limestone Bank, announced today that its shareholders approved the Agreement and Plan of Merger dated October 24, 2022, by and between Peoples Bancorp Inc. (“Peoples”) and Limestone and the transactions contemplated thereby, including the merger of Limestone into Peoples.

Shareholders also approved, in a non-binding advisory vote, the compensation payable to the Company’s named executive officers in connection with the merger as set forth in the joint proxy statement of the Company and prospectus of Peoples Bancorp Inc. for the special meeting.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the Company’s pending merger transaction with Peoples Bancorp Inc., merger-related expenses and requirements during the pendency of the merger transaction and conditions that must be satisfied for the merger transaction to be completed, including the receipt of required regulatory and shareholder approvals; the impact and duration of the COVID-19 pandemic; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in inflation and efforts to control it; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2021 and Form 10-Q for the nine months ended September 30, 2022.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800